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                                                                   EXHIBIT 12.2

Alestra, S. de R.L. de C.V.
Computation Pro Forma Ratio of Earnings to Fixed Charges
(Expressed in thousands of Mexican Pesos in purchasing power as of September
  30, 2002)

                                                                                  For the year For the nine
                                                                                     ended     months ended
                                                                                  December 31, September 30,
                                                                                      2001         2002
-                                                                                 ------------ -------------
Fixed charges:
Interest expense.................................................................      781          599
Estimated net decrease in interest expense for refinancing.......................     (483)        (368)
Capitalized interest.............................................................        6            4
Rental expense representative of interest........................................       18           16
                                                                                      ----         ----
Total fixed charges..............................................................      322          251
                                                                                      ----         ----
Total adjusted earnings available for payment of fixed charges(1)................      323         (957)
Ratio of earnings to fixed charges...............................................       --           --
Total adjusted earnings available for payment of fixed charges, after taking into
  account adjustments in accord with US GAAP.....................................      237         (865)
Ratio of earnings in fixed charges with adjustments to accord with US GAAP(1)....       --           --

(1) The ratio coverage under pro forma basis in all periods presented was less than 1.1 for Mexican GAAP and for US GAAP purposes.

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